As filed with the Securities and Exchange Commission on September 26, 2003.

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHEMICAL FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)		38-2022454 (I.R.S. Employer Identification Number)
333 East Main Street Midland, Michigan 48640 (989) 839-5350

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

David B. Ramaker President and Chief Executive Officer Chemical Financial Corporation 333 E. Main Street Midland, Michigan 48640 (989) 839-5350	Copies of Communication to:	Jeffrey A. Ott Warner Norcross & Judd LLP 900 Fifth Third Center 111 Lyon Street, N.W. Grand Rapids, Michigan 49503-2487 (616) 752-2170

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐_______

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $1 Par Value	300,000 shares (2)	$33.26 (3)	$9,978,000 (3)	$807.22

(1)

On September 22, 2003, the average of the high and low prices of the Common Stock of Chemical Financial Corporation on the Nasdaq Stock Market was $33.26 per share. The registration fee is computed in accordance with Rule 457(c).

(2)

In addition, pursuant to Rule 416, this registration statement also covers such indeterminate number of additional shares as may be authorized in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments.

(3)	Estimated solely for the purpose of calculating the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Chemical Invest Direct Prospectus

          Chemical Financial Corporation is pleased to offer individuals the opportunity to participate in Chemical Invest Direct, a convenient stock purchase program. Chemical Invest Direct is available for new investors to make an initial investment in Chemical common stock and existing shareholders to increase their holdings of Chemical common stock. Chemical's common stock is traded on The Nasdaq Stock Market under the trading symbol "CHFC."

Program highlights include:

•	Reinvest your Chemical dividends on all or a portion of the Chemical shares that you own

•	Purchase Chemical common stock through a convenient method

•	Build your investment over time, starting with as little as $50

•	Purchase shares by check, money order or through regular monthly electronic deductions

•	Invest up to $40,000 per calendar year

This prospectus relates to an offering of 300,000 shares of Chemical common stock, par value $1 per share, to be offered for purchase under Chemical Invest Direct.

Shares purchased for reinvestment of your Chemical dividends may be shares purchased for participants in the open market or may be newly issued shares, at our option. Other shares purchased under Chemical Invest Direct will be shares purchased for participants in the open market. The price for shares purchased in the open market will be the weighted average price paid (including any broker fees or commissions) by the independent agent for all Chemical Invest Direct shares purchased for the plan on the investment date. The purchase price for newly issued shares will be equal to the average of the high and low prices of Chemical common stock in transactions reported on The Nasdaq Stock Market on the investment date.

Chemical is a regional bank holding company offering a wide range of financial services. Our principal executive offices are located at 333 E. Main Street, Midland, Michigan 48640, (989) 839-5350.

Please read this prospectus carefully and retain it and any future investment statements for future reference. If you have any questions about Chemical Invest Direct, please call Computershare Trust Company, Inc., the Program Administrator, toll free at 1-800-261-0598. Customer service representatives are available between the hours of 8:00 A.M. and 5:00 P.M. Eastern Time, Monday through Friday.

Our common stock is not the obligation of or guaranteed or endorsed by any bank. It does not constitute a bank deposit. It is not federally insured or protected by the U.S. government, the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other governmental agency. Investment in our common stock, as with any investment in common stock, involves investment risks, including the risk of possible loss of value.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October __, 2003.

- i -

THE COMPANY

Chemical Financial Corporation is a diversified financial holding company. Chemical, through its subsidiaries, provides a wide variety of financial services, including a full range of commercial, consumer, mortgage, trust, insurance and financial planning services. Chemical's subsidiaries offer a full range of commercial banking and fiduciary services. These include accepting deposits, business and personal checking accounts, savings and individual retirement accounts, time deposit instruments, electronically accessed banking products, residential and commercial real estate financing, commercial lending, consumer financing, debit cards, safe deposit box services, automated teller machines, access to insurance and investment products, money transfer services, corporate and personal trust services and other banking services.

INFORMATION ABOUT CHEMICAL INVEST DIRECT

The following questions and answers explain and constitute the Chemical Invest Direct program.

1.      What is Chemical Invest Direct?

Chemical Invest Direct is a convenient purchase program available for new investors to make an initial investment in Chemical common stock and for existing shareholders to increase their holdings of Chemical common stock. The program allows participants to have dividends automatically reinvested in Chemical common stock and to make optional cash investments through the Program Administrator, Computershare Trust Company, Inc. ("Computershare"). Participation in Chemical Invest Direct is entirely voluntary and we give no advice regarding your decision to join the program. If you decide to participate in this program, an enrollment form and reply envelope are enclosed for your convenience. Enrollment forms may also be obtained from Computershare by calling 1-800-261-0598. Current shareholders may access these services through the investor information section of our website at www.chemicalbankmi.com. It is intended that sometime in the future new investors will be able to begin participation through the Internet.

2.      What options are available under the program?

Chemical Invest Direct allows participants to:

•	Have dividends on their Chemical shares automatically reinvested in additional shares of Chemical common stock;

•	Make initial investments in Chemical common stock through the program; and

•	Make optional cash investments in Chemical common stock, including the option to make automatic monthly purchases by authorizing deductions from a designated checking or savings account.

3.      Who is the Program Administrator?

Computershare will be the Program Administrator for Chemical Invest Direct. Computershare will keep records, send statements of account to you and perform other clerical duties relating to Chemical Invest Direct. However, if you participate in the program, you may deposit with Computershare certificates for shares of common stock held in your own name. This added convenience is available to you under the program at no cost.

4.      Who is the independent agent?

Computershare, an independent agent, will execute purchases and sales of common stock on behalf of the program and its participants for purchases and sales to be made in the open market. See Question 24. The independent agent will make purchases for initial and optional cash investments on a weekly basis. Computershare is a registered broker-dealer or bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934. Computershare is not our affiliate, and neither we nor any affiliate will exercise any direct or indirect control or influence over the times when or the prices at which the independent agent may purchase our common stock for the program, the amount of common stock to be purchased by the independent agent, or the manner in which the common stock is to be purchased by the independent agent. Chemical may replace the independent agent at its sole discretion.

5.      Who is eligible to participate in Chemical Invest Direct?

All U.S. citizens are eligible to participate in Chemical Invest Direct, whether or not they are currently shareholders of Chemical.

6.      Can non-U.S. citizens participate in Chemical Invest Direct?

If you are not a U.S. citizen, we may also allow you to participate in Chemical Invest Direct if we determine to our satisfaction that there are not any laws or governmental regulations that would prohibit you from participating or laws or governmental regulations that would affect the terms of the program. We reserve the right to deny or terminate participation of any shareholder who is not a U.S. citizen and resident. All program funds must be in U.S. funds and drawn on a U.S. bank. If you are not in the United States, contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. Please contact your local bank for details on how to properly execute the transaction.

7.      I am a Chemical shareholder of record. How do I enroll in Chemical Invest Direct?

If you are already a Chemical shareholder of record (that is, if you own shares that are registered in your name, not your broker's) but you are not enrolled in Chemical Invest Direct, you may enroll in the program simply by completing and returning the enclosed enrollment form, by calling Computershare directly at 1-800-261-0598 or, beginning sometime in the future, you may be able to access and complete an enrollment form online. Participants in Chemical's current dividend reinvestment program will be automatically enrolled in Chemical Invest Direct.

8.      I am not currently a Chemical shareholder. How do I enroll in the program?

If you do not currently own any Chemical common stock and you wish to participate in Chemical Invest Direct, you may enroll in the program by completing an enrollment form and sending it in with an initial investment amount of at least $50 and not more than $40,000 per calendar year. Initial cash payments can be made by check or money order made payable to Computershare and sent to Computershare at the address listed on the enrollment form. All money must be in U.S. funds and drawn on a U.S. bank. Third party checks will not be accepted. See Question 10 for a summary of the fees associated with the program.

9.      How do I enroll my shares that are held in the name of a bank, broker or nominee?

You may only enroll shares that you own of record in the program. This means that you must first become the record owner of any shares that are held in the name of a bank, broker or nominee and then submit an enrollment form to have dividends on those shares reinvested under the program. See Question 12.

10.      Are there fees associated with participation?

Chemical will pay the expenses incurred in operating the program and purchasing shares under the program, except as provided in this prospectus. The current service charges to participants associated with participation in the program are summarized in the chart below:

Costs to the Participant

Service Charge
Initial Enrollment Fee for First-Time Investors	None
Subsequent Purchases and Dividend Reinvestments	None
Sales of Shares Held in Chemical Invest Direct	$12.50, plus $.07 per share
Returned Check or ACH Reject	$25, see Question 22 for more information
Duplicate Statements	$10 per statement

Chemical may change these fees at any time upon 30-days' advance written notice, which notice may be set forth in the statements.

11.      How will shares in the program be held?

Any Chemical shares held in your account under the current dividend reinvestment program will continue to be held in your account in the name of Computershare or its nominee, as custodian, under Chemical Invest Direct. All shares of Chemical common stock purchased by you under the program (whether as an optional cash investment or through dividend reinvestment, including reinvestment of dividends on shares you continue to hold in your own name) will be registered in the name of Computershare or its nominee, as custodian, and credited to your account under the program.

12.      May I elect full or partial reinvestment of shares held of record in my name?

Yes. You may choose to reinvest all or a portion of the cash dividends paid on shares held of record in your name toward the purchase of additional shares of Chemical common stock. To participate in the reinvestment feature of the program, you must elect to reinvest the dividends on a minimum of one share. You may change your dividend reinvestment election for shares held of record in your name at any time by notifying Computershare. For a particular dividend to be reinvested, your notification must be received and processed prior to the record date for that dividend.

13.      What are my options for partial reinvestment?

You have two partial reinvestment options regarding shares held of record in your name. You could elect to reinvest your dividends on a specified number of full shares and receive a cash dividend payment on all remaining shares. Alternatively, you could receive a cash dividend on a specified number of shares and have your dividends on all remaining shares reinvested under the program.

14.      May I elect full or partial reinvestment of shares held of record by Computershare on my behalf in my account under the program?

No. All dividends paid on shares of Chemical common stock registered in the name of Computershare or its nominee, as custodian, and credited to your account under the program will be reinvested. If you wish to discontinue reinvestment of dividends on some or all of the shares registered in the program, you will need to request in writing that those shares be withdrawn from the plan. A certificate will be sent to you for those shares and, if applicable, any fractional share will be sold and proceeds sent to you.

15.      When will my dividend reinvestment begin?

Record dates for determining the record holders of common stock entitled to receive cash dividends declared on the common stock are chosen by our board of directors and are usually in the months of March, June, September and December of each year. If your enrollment form is received and processed by Computershare before a dividend record date, the reinvestment of your dividends will begin with the payment of that dividend. If the enrollment form is received and processed by Computershare on or after the dividend record date, the reinvestment of dividends will not start until payment of the next dividend. Dividend record dates will vary from time to time, and may be chosen in months other than March, June, September and December. You can minimize the possibility of missing a desired entry date by delivering an enrollment form to Computershare before the first day of a dividend record date month in which you desire to begin participation in the program.

16.      How do I make an optional cash investment?

In addition to increasing your holdings of Chemical common stock through the reinvestment of dividends, you may make optional cash investments in Chemical common stock. You may make optional cash investments by choosing between the following two options:

•

Check Investment. You may make optional cash investments in Chemical common stock by sending to Computershare a check or money order for the purchase of additional shares. The check or money order must be made payable to Computershare in U.S. dollars and drawn on a U.S. bank. Computershare will not accept third party checks. All checks, money orders and bank drafts should be sent to Computershare at the address listed on the optional cash investment tear-off form attached to each statement you receive, together with that form, or if making an investment when enrolling, with the enrollment form.

•

Automatic Investment from a Bank Account. As an alternative to sending checks or money orders for optional cash investments, you may elect to have funds automatically withdrawn on the first of every month from your banking account at a qualified financial institution. You may elect the automatic cash withdrawal option by simply completing and signing an automatic debit enrollment form, providing the necessary information, together with a voided blank check or checking account deposit slip, and designating the amount, account number and U.S. bank routing number from which the funds are to be withdrawn each month. Automatic debit enrollment forms are available from Computershare. You may change the amount of money or terminate an automatic monthly withdrawal of funds by writing Computershare or completing and submitting to Computershare a new automatic debit enrollment form. To be effective for the investment dates in the succeeding month, the new automatic debit enrollment form must be received by Computershare before the last business day of the prior month. Also, you can cancel any payment scheduled to be made by automatic debit, provided the request is received by Computershare at least two business days before the date of the debit. See Question 18 for information regarding investment dates.

17.      What are the minimum and maximum amounts for optional cash investments?

Each optional cash investment must be for a minimum of $50, subject to a maximum of $40,000 per calendar year. Whether participating through the use of a personal check or money order or through the automatic investment feature, the $50 minimum and maximum of $40,000 per calendar year applies. If you are not a registered shareholder and are a first-time investor in Chemical Invest Direct, your initial investment must be for at least $50 and cannot exceed the maximum of $40,000 per calendar year.

18.      When will shares be purchased under the program?

General. Chemical Invest Direct's investment date will generally be weekly within five business days of receipt of instructions to invest and payment. Computershare will commingle all funds received from participants. No interest will be paid on any funds held by Computershare between investment dates. Once you have placed your order, you may not request a cash refund or otherwise change your order.

Automatic Monthly Withdrawals. If you elect to make monthly investments through automatic withdrawals from your bank account, those investments generally will be made in the ordinary course of business following the first of every month.

Dividend Reinvestments. If Computershare is to reinvest dividends through the purchase of shares in the open market, we will promptly pay to Computershare all dividends payable for all shares of common stock held on your behalf in your Chemical Invest Direct account and all shares held of record in your name for which you have elected to reinvest cash dividends, subject to any applicable tax withholding requirements. Computershare will generally invest all dividend funds authorized to be reinvested within the same time frame as used for optional cash investments. All funds to be invested on an investment date are commingled. If Computershare is to reinvest dividends through the purchase of shares directly from Chemical, Chemical will transfer the purchased shares to Computershare on the dividend payment date in lieu of transmitting the cash dividend, subject to any applicable tax withholding.

19.      At what price will shares be purchased?

The price per share of shares purchased in the open market, whether purchased with optional cash investments or dividends, or both, will be the weighted average cost of all shares purchased by Computershare's broker including any broker fees or commissions for each aggregate order placed by Computershare. The price of shares of common stock (if any) purchased from Chemical for reinvested dividends will be the average of the high and low prices of Chemical common stock in transactions reported on The Nasdaq Stock Market on the dividend payment date.

20.      How are shares allocated under Chemical Invest Direct?

Shares of common stock purchased with reinvested dividends or optional cash investments will be allocated by Computershare among the accounts of all participants. If you participate, the number of shares that will be allocated to your account following any investment date will depend on the amount of your dividends and optional cash investments (if any) available for investment on that date and the purchase price of the shares. Your account will be credited with a number of shares (including fractions computed to six decimal places) equal to the total funds to be invested for you, divided by the applicable purchase price (also computed to six decimal places).

21.      Will fractional shares be purchased?

Yes. If any dividend or optional cash investment is not sufficient to purchase a whole share of Chemical common stock, a fractional share equivalent will be credited to your account. All fractional shares are computed to six decimal places.

22.      How are returned checks or ACH rejects handled?

In the event that any check is returned unpaid or other deposit is not effected for any reason or an authorized electronic funds transfer is not effected, Computershare will consider the request for investment of that purchase null and void and will immediately remove from your account any shares already purchased in anticipation of receiving those funds. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts plus applicable fees, Computershare may sell additional shares from your account as necessary to satisfy the uncollected balance. An administrative charge (currently $25) will be assessed in the event that a participant's check for an optional cash investment is returned or an electronic funds transfer is not effected (See Question 10). This fee will be collected by Computershare through the sale of the number of shares from your Chemical Invest Direct account necessary to satisfy the fee.

23.      Will interest be paid on Chemical Invest Direct accounts?

No.

24.      What is the source of Chemical common stock purchased through the program?

Shares of common stock to be purchased pursuant to an optional cash investment under Chemical Invest Direct must be purchased in the open market. For reinvested dividends, we may choose in our sole discretion to make shares of common stock available for purchase from our authorized but unissued shares. To the extent we make shares available for purchase of stock for reinvested dividends under the program, Computershare will purchase the shares from us. To the extent we do not make shares available for purchase under the program (or to the extent that purchases under the program are pursuant to an optional cash investment), Computershare will purchase shares of common stock in the open market. Chemical will not change its determination that shares purchased for the program will be purchased from Chemical or in the open market more that once every three months and without a determination by its board of directors or Chief Financial Officer that our need to raise additional capital has changed or there is another valid reason for the change.

For purchases made in the open market, on each investment date, Computershare will use dividends and optional cash investments to purchase shares of common stock on that investment date or in the ordinary course of business after that investment date. Neither Chemical nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by Computershare.

If at any time we determine not to make shares available under the program (for purchase of stock for reinvested dividends) and the independent agent fails to purchase shares in the open market (due to the operation of applicable laws, the closing of the securities markets, any other temporary curtailment or suspension of open market purchases or the unavailability of shares in the market, for example), neither we nor Computershare will have any liability to any participant arising out of the failure to make purchases at that time.

If shares of common stock are not purchased: (i) within 30 days after a dividend payment date; or (ii) within 30 days of the receipt of an optional cash investment, Computershare will mail to each participant a check in the amount of the unapplied cash dividends and optional cash investments, without interest.

25.      How may I receive a stock certificate?

You may obtain a certificate (at no cost) for some or all of your whole shares held in your Chemical Invest Direct account at any time by requesting Computershare to withdraw shares from your Chemical Invest Direct account. You may make such a request by using the tear-off form attached to the account statement.

Certificates are normally issued to participants within five business days after receipt of the request. No certificates will be issued for fractional shares of common stock. The withdrawal of shares from your account balance does not affect the reinvestment of dividends if you have chosen full dividend reinvestment for shares held of record in your name. If you have elected partial reinvestment, withdrawing shares may affect reinvestment of dividends, depending on your election and how many shares you hold.

26.      May I deposit certificate shares of Chemical common stock with Computershare for safekeeping?

Yes. At the time of enrollment in the program or at any later time, you may use the program's share certificate safekeeping service to deposit with Computershare any Chemical common stock certificates in your possession and registered in your name. To deposit shares held in certificate form with Computershare, you must complete the tear-off section of the account statement and submit it with your certificates to the address on the tear-off section. There is no charge for this service. The certificates should not be endorsed. You should send your stock certificates via courier service because you bear the risk of loss in transit.

27.      How may I sell shares I hold through the program?

Shares held in your Chemical Invest Direct account can be sold on your behalf by either calling Computershare directly at 1-800-261-0598, by completing and submitting the tear-off portion of the account statement or directly through the website (www.computershare.com), if pre-registered as an Investor Centre Member. Upon receipt of a request to sell some or all of your shares, Computershare (through its broker) will cause your shares to be sold on the open market in the ordinary course of business, which will generally be within five business days of receipt of your request, and send you the proceeds. Proceeds, less the administrative service charge in effect at the time (See Question 10), are normally paid by check, mailed three business days after the sale.

You should be aware that the price of Chemical common stock may rise or fall during the period between a request for sale and the ultimate sale on the open market. Instructions sent to Computershare to sell shares are binding and may not be rescinded.

28.      Can I transfer shares that I hold in the program to someone else?

Yes. You may transfer ownership of some or all of your shares held through Chemical Invest Direct. You may call Computershare at 1-800-261-0598 for complete transfer instructions. You will be asked to send to Computershare written transfer instructions. Your signature must be "Medallion Guaranteed" by a financial institution. Most banks and brokers participate in the Medallion Guarantee program. The Medallion Guarantee program is intended to ensure that the individual signing is in fact the owner of the participant's account. A notary is not sufficient.

You may transfer shares to new or existing Chemical shareholders. However, a new Chemical Invest Direct account will not be opened for a transferee as a result of a transfer of less than one full share.

29.      I've just moved. How can I request a change of address or update other personal data?

It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, please call Computershare at 1-800-261-0598, write to them at the address listed in Question 32, or visit www.computershare.com.

30.      How do I modify my reinvestment election for shares held of record in my name?

You may modify your reinvestment election for shares held of record in your name by submitting an updated enrollment form to Computershare. Your enrollment form must be received and processed before noon Eastern Time on a dividend record date to be effective for the dividend distributed to you as a record shareholder as of that date.

31.      How may I close my Chemical Invest Direct account?

You may close your Chemical Invest Direct account by requesting that all shares be issued to you in the form of a stock certificate and that a check be issued for the value of any fractional share amount. If you have chosen full dividend reinvestment, you will also have to submit a new enrollment form electing no dividend reinvestment if you do not want dividends on the withdrawn shares to continue to be reinvested under the program. If you have chosen partial dividend reinvestment, you may also have to change your election on an enrollment form if you do not want dividends on the withdrawn shares to continue to be reinvested. See Question 30. Your request and enrollment form must be in writing and sent to Computershare at its address in Question 32. If your request and enrollment form are received and processed after noon Eastern Time on a dividend record date, the dividend distributed to you as a record shareholder as of that date will be reinvested and your account will not be closed until after you receive the shares resulting from the dividend pending reinvestment.

Alternatively, you may close your Chemical Invest Direct account by requesting that all shares be sold on the open market and a check be sent to you for the proceeds for all full and fractional shares, less the administrative service charge in effect at the time (See Question 10). If you select this option and your request is received and processed after noon Eastern Time on a dividend record date, the dividend distributed to you as a record shareholder as of that date will be reinvested and your account will not be closed until after you receive the shares resulting from the dividend pending reinvestment.

32.      How do I contact Computershare, the Program Administrator?

You may contact Computershare by writing to:

Chemical Invest Direct
c/o Computershare Trust Company, Inc.
Attn: Shareholders Services
2 North La Salle Street
Chicago, Illinois 60602

You may also telephone Computershare at 1-800-261-0598. Customer service representatives are available between the hours of 8:00 A.M. and 5:00 P.M. Eastern Time, Monday through Friday.

33.      What reports will I receive?

Transaction statements of your account will be sent to you when there is activity in your account. Each statement will show the amount invested, the purchase or sale price of Chemical Invest Direct transactions, the number of shares purchased or sold and the applicable service charges, as well as any activity associated with share deposits or withdrawals. Please notify Computershare promptly either in writing or by telephone if your address changes. In addition, you will be sent copies of the same communications sent to all other holders of Chemical common stock, such as annual reports and proxy statements. You will also be sent any required Internal Revenue Service information statements.

Please retain all transaction statements for your records. The statements contain important tax and other information.

34.      What if Chemical issues a stock dividend or declares a stock split or rights offering?

Any stock dividend or split shares distributed by Chemical to holders of common stock held in Chemical Invest Direct accounts will be added to your account balance. You will receive a statement indicating the number of shares added as a result of the transaction. In the event of a rights offering, you will receive rights based upon the total number of whole shares you own, whether the shares are held in the form of a physical certificate or held in a Chemical Invest Direct account.

35.      How do I vote my Chemical Invest Direct shares at shareholders' meetings?

In connection with any meeting of Chemical shareholders, you will be sent a proxy card or request for voting instructions representing both the shares for which you hold physical certificates and the shares held in your Chemical Invest Direct account. Those shares will be voted as you indicate on the returned proxy card or request form. Fractional shares will be voted. If you sign and return the proxy card or request form and no voting instructions are given with respect to any item on the proxy card or request form, all of your shares will be voted in accordance with the recommendations of Chemical's management.

As an alternative to returning your proxy card or request form, you may also be able to vote by telephone or online by following the instructions in the proxy materials if that method is available.

36.      Can the program be changed?

Yes. Chemical and Computershare may suspend, modify or terminate the program at any time. All participants will be sent notice of any suspension, modification or termination. If Chemical Invest Direct is terminated, certificates for whole shares held in your Chemical Invest Direct account will be issued and a cash payment will be made for any fractional share. Chemical reserves the right to deny, suspend or terminate participation by a participant who is using the program for purposes inconsistent with the intended purpose of the program. In such event, Computershare will notify you in writing and will continue to safekeep your shares but will no longer accept optional cash investments or reinvest your dividends. Computershare will issue a certificate for your shares to you upon written request.

Computershare also may terminate your Chemical Invest Direct account if you do not own at least one whole share. In the event your Chemical Invest Direct account is terminated for this reason, a check for the cash value of the fractional share will be sent to you and your account will be closed.

37.      What are the responsibilities of Chemical and Computershare under Chemical Invest Direct?

Neither Chemical nor Computershare will be liable for any act or omission to act, which was done in good faith, including without limitation any claims based on delays in processing shareholder directions or requests and any claim of liability arising out of the failure to terminate a participant's account upon the participant's death prior to receipt of notice in writing of the death along with a request to terminate participation from a qualified representative of the deceased.

You should recognize that neither Chemical nor Computershare can assure you of a profit or protect you against a loss on shares purchased through Chemical Invest Direct. Although Chemical currently contemplates the continuation of quarterly dividends, the payment of dividends is subject to the discretion of Chemical's Board of Directors and will depend upon future earnings, the financial condition of Chemical and other factors. Dividends may increase or decrease.

38.      What are the federal income tax consequences of participating in the program?

Participants in the program are advised to consult their own tax advisors with respect to the tax consequences of participation in Chemical Invest Direct (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to their particular situations.

Cash dividends reinvested under the program will be taxable for U.S. federal income tax purposes as having been received by you even though you have not actually received them in cash. Although Computershare will reinvest dividends on plan shares, you remain solely responsible for any income taxes payable on such dividends. Dividend income (consisting of dividends and any transaction or trading fees paid on your behalf by Chemical) paid to Computershare on your behalf will be reported to the U.S. Internal Revenue Service on Form 1099 DIV, a copy of which will be sent to you.

For non-U.S. persons, Computershare will send a Form 1042-S to you and the Internal Revenue Service after each year-end, reporting any dividend income you received during the year.

You will not recognize gain or loss for U.S. federal income tax purposes upon a transfer of shares to your Chemical Invest Direct account or the withdrawal of whole shares from your account. You will generally recognize gain or loss upon the receipt of cash for fractional shares held in the program. You will also recognize gain or loss when shares are sold. The amount of gain or loss will be the difference between the amount that you receive for the shares sold and your tax basis in the shares. In order to determine the tax basis for shares in your account, you need to retain all account statements. If you sell shares through Chemical Invest Direct, Computershare will send a Form 1099-B to you and the U.S. Internal Revenue Service after year-end showing the total proceeds of the transactions.

IRS Regulations require Computershare to have a valid and effective tax certification form on file beforehand, in order to avoid the application of U.S. withholding taxes at the then effective rate to payments for dividends (including reinvested dividends) and/or sales. For U.S. persons, Form W-9 is required. For non-U.S. persons, Form W-8BEN is required from the beneficial owners of the shares. Taxes withheld for the year will be shown on the tax information forms furnished by Computershare to you under IRS rules.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 to register with the Securities and Exchange Commission ("SEC") the common stock that may be offered by us using this prospectus. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information contained in the registration statement or the exhibits to the registration statement.

We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and current reports, proxy statements, and other information with the SEC. The public may read and copy any reports, statements, or other information that we file at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus or a prospectus supplement. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC.

Corporation SEC Filings (File No. 0-14591)	Period
Annual Report on Form 10-K Quarterly Reports on Form 10-Q	Year ended December 31, 2002 Quarter ended March 31, 2003 and June 30, 2003
Current Reports on Form 8-K	Dated April 9, 2003, April 21, 2003, July 22, 2003 and September 25, 2003
Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating the description of securities contained therein.

All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, and 15 of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of any offering of securities made by this prospectus are also incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request at no cost to you. You may obtain such documents without charge by requesting them in writing or by telephone from Chemical Financial Corporation, Investor Information at the following address:

Chemical Financial Corporation
Investor Information
333 E. Main Street
Midland, Michigan 48640
Tel: (989) 839-5350

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus, and neither the delivery of this prospectus to you nor the issuance of common stock under it shall create any implication to the contrary.

This prospectus does not constitute an offer of any securities other than those described on the cover page or an offer to sell or a solicitation of an offer to buy within any jurisdiction to any person to whom it is unlawful to make such offer or solicitation within such jurisdiction.

USE OF PROCEEDS

Chemical will receive proceeds from the purchase of common stock through Chemical Invest Direct to the extent that purchases for reinvested dividends are made directly from Chemical, and not from open market purchases by the independent agent. Any proceeds received by us (which cannot be estimated), will be used for general corporate purposes.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

          The expenses payable by Chemical Financial Corporation ("Chemical") in connection with the issuance and distribution of the securities being registered are estimated to be:

Registration Fee (for initial Registration Statement)	$807.22
Legal Fees and Expenses	25,000.00
Accountant's Fees and Expenses	5,000.00
Printing Fees and Expenses	6,000.00
Mailing and Miscellaneous Expenses	1,550.00

TOTAL	$38,357.22

Item 15.  Indemnification of Directors and Officers

          Chemical is obligated under its Restated Articles of Incorporation to indemnify its directors, officers, employees and agents and persons who serve or have served at the request of Chemical as directors, officers, employees, agents or partners of another corporation or other enterprise to the fullest extent permitted under the Michigan Business Corporation Act (the "MBCA").

          Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

          Indemnification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper.

          To the extent that a director or officer has been successful on the merits or otherwise in defense of an action, suit or proceeding described above, or in defense of a claim, issue or matter in the action, suit or proceeding, the corporation shall indemnify him or her against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

          A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made in any of the following ways: (1) by a majority vote of a quorum of the board of directors who are not parties or threatened to be made parties to the action, suit or proceeding; (2) by a majority vote of a committee of not less than two disinterested directors; (3) by independent legal counsel; (4) by all "independent directors" not parties or threatened to be made parties to the action, suit or proceeding; or (5) by the shareholders.

          An authorization for payment of indemnification may be made by: (1) the board of directors by (a) a majority vote of two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (b) a majority vote of a committee of two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (c) a majority vote of one or more "independent directors" who are not parties or threatened to be made parties to the action, suit or proceeding, or (d) if the corporation lacks the appropriate persons for alternatives (a) through (c), by a majority vote of the entire board of directors; or (2) the shareholders. Under the MBCA, Chemical may indemnify a director without a determination that the director has met the applicable standard of conduct unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA (which prohibits certain dividends, distributions to shareholders and loans to insiders of the corporation), or intentionally committed a criminal act. A director may file for a court determination of the propriety of indemnification in any of the situations set forth in the preceding sentence.

          Under the MBCA and its Restated Articles of Incorporation, Chemical must pay or reimburse the reasonable expenses incurred by a director, officer, employee, or agent who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if the person furnishes to Chemical a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the applicable standard of conduct, if any, required by the MBCA for the indemnification of a person under the circumstances, which undertaking need not be secured.

          The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation's articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

          The MBCA permits Chemical to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with Chemical, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Chemical maintains such insurance on behalf of its directors, officers, employees and agents.

Item 16.  Exhibits

Exhibit Number                                   Description

4.1	Restated Articles of Incorporation. Previously filed as Exhibit 4.1 to the registrant's Registration Statement on Form S-8 filed with the Commission on March 2, 2001. Here incorporated by reference.

4.2	Bylaws. Previously filed as Exhibit 3.2 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2001. Here incorporated by reference.

5	Opinion of Warner Norcross & Judd LLP as to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Warner Norcross & Judd LLP. (See Exhibit 5).

24	Powers of Attorney.

Item 17.  Undertakings

          (a)     The undersigned registrant hereby undertakes:

     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registrant statement:

     (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Michigan, on September 26, 2003.

CHEMICAL FINANCIAL CORPORATION

By: /s/ Lori A. Gwizdala
Lori A. Gwizdala Its Executive Vice President, Chief Financial Officer and Treasurer

          Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David B. Ramaker	President, Chief Executive Officer, and Director (Principal Executive Officer)	September 26, 2003
David B. Ramaker

/s/ Lori A. Gwizdala	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	September 26, 2003
Lori A. Gwizdala

*/s/ J. Daniel Bernson	Director	September 26, 2003
J. Daniel Bernson

*/s/ Nancy Bowman	Director	September 26, 2003
Nancy Bowman

*/s/ James A. Currie	Director	September 26, 2003
James A. Currie

*/s/ Michael L. Dow	Director	September 26, 2003
Michael L. Dow

*/s/ L. Richard Marzke	Director	September 26, 2003
L. Richard Marzke

*/s/ Terence F. Moore	Director	September 26, 2003
Terence F. Moore

*/s/ Aloysius J. Oliver	Chairman of the Board and Director	September 26, 2003
Aloysius J. Oliver

*/s/ Frank P. Popoff	Director	September 26, 2003
Frank P. Popoff

*/s/ Dan L. Smith	Director	September 26, 2003
Dan L. Smith

*/s/ William S. Stavropoulos	Director	September 26, 2003
William S. Stavropoulos

*By	/s/ Lori A. Gwizdala
Lori A. Gwizdala Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number                                   Description

4.1	Restated Articles of Incorporation. Previously filed as Exhibit 4.1 to the registrant's Registration Statement on Form S-8 filed with the Commission on March 2, 2001. Here incorporated by reference.

4.2	Bylaws. Previously filed as Exhibit 3.2 to the registrant's Annual Report on Form 10-K for the year ended December 31, 2001. Here incorporated by reference.

5	Opinion of Warner Norcross & Judd LLP as to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Warner Norcross & Judd LLP. (See Exhibit 5).

24	Powers of Attorney.